EXHIBIT 99.2

FORM OF ELECTION

This Form of Election is being delivered in connection with the Agreement and Plan of Merger (the “Merger Agreement”), as amended, by and between Sterling Bancshares, Inc. (“Sterling”) and BOTH, Inc. (“BOTH”) whereby BOTH will merge with and into Sterling, which will be the surviving corporation.

EXCHANGE AGENT: AMERICAN STOCK TRANSFER & TRUST COMPANY

[INSERT EXCHANGE AGENT LOGO]

By Hand: American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038 Attn: Reorganization Department	To be effective, this Form of Election must be received by the Exchange Agent no later than 5:00 p.m., Central Time, on [•], 2006	By Mail or Overnight Courier: American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, NY 11219 Attn: Reorganization Department

DO NOT MAIL THIS FORM OF ELECTION TO STERLING OR BOTH

Direct any questions to American Stock Transfer & Trust Company at

(877) 248-6417 (Toll Free) or (718) 921-8317

1.	ABOUT YOU AND YOUR SHARES—Indicate Address Change as Necessary Below

BOX 1
Name(s) and Address of Registered Holder(s)	Certificate Number	Number of Shares

Total Number of Certificated Shares:
Number of Options Outstanding*:
*	Any shares of BOTH common stock acquired as a result of your exercise of options between the Election Deadline and the effective time of the merger will be treated as shares with respect to which you may make an election as provided below.

2.	ELECTION

Pursuant to the Merger Agreement, you may elect to receive one of the following:

•	Cash Election—an amount of cash per share equal to the Per Share Cash Consideration (“Cash Consideration”), subject to proration and adjustment, as defined and calculated in the Merger Agreement and described in the proxy statement/prospectus (the “Proxy Statement”) dated , 2006 (a “Cash Election”);

•	Stock Election—a number of shares of common stock, par value $1.00 per share, of Sterling (“Sterling Shares”) equal to the Per Share Stock Consideration (“Stock Consideration”), subject to proration and adjustment, as defined and calculated in the Merger Agreement and described in the Proxy Statement (a “Stock Election”); or

•	Mixed Election—the Cash Consideration with respect to a portion of shares of common stock, par value $1.00 per share, of BOTH (“BOTH Shares”) you own of record and the Stock Consideration with respect to the balance of your BOTH Shares evidenced, subject to proration and adjustment as described in the Merger Agreement and the Proxy Statement (a “Mixed Election”). A Mixed Election must be made with respect to whole BOTH Shares and not any portion of a BOTH Share.

If you do not mark one of the Election boxes above, you will be deemed to have indicated no preference as to the receipt of cash or shares of Sterling common stock (a “No Election”) and will receive merger consideration based on the results of the allocation procedures set forth in the Merger Agreement and described in the Proxy Statement/Prospectus accompanying this Form of Election.

You understand that the Election is subject to certain terms, conditions and limitations set forth in the Proxy Statement, the Merger Agreement included as Appendix A to the Proxy Statement, and the instructions applicable to this Form of Election. Holders may be subject to a proration process in which a holder receives for such holder’s shares of BOTH common stock an aggregate amount of cash or stock other than which such holder has elected. The allocation and adjustment procedures are described under the caption “The Merger Agreement—Merger Consideration” and “The Merger—Procedures for Making Elections” in the Proxy Statement. Holders of BOTH shares are urged to read the Merger Agreement and the Proxy Statement in their entirety before completing this Form of Election.

You understand that the definitive terms under which the Merger will be effected in accordance with the Merger Agreement, including the amount and form of consideration to be received by holders of BOTH common stock, the effect of this Form of Election, and certain conditions to the consummation of the Merger, are summarized in the Proxy Statement, and all of those definitive terms and conditions are set forth in full in the Merger Agreement. You also understand that different tax consequences may be associated with each of the Election options, and you are aware that those consequences are summarized in general terms in the Proxy Statement section entitled “The Merger—Material Federal Income Tax Consequences of the Merger.”

BOX 2

ELECTION

Please select one (and only one) of the following options:

☐        Stock Election

☐        Cash Election

☐        Mixed Election:

Exchange              percent (please specify a whole percentage) of my BOTH Shares (including shares acquired as a result of my exercise of options between the Election Deadline and the effective time of the merger) for Sterling Shares (rounded down to the nearest whole share by the Exchange Agent) and the balance for cash.

ALLOCATION PRIORITY

All Elections are subject to the proration and allocation provisions set forth in the Merger Agreement and described in the Proxy Statement. If you have made a valid Stock Election or a Mixed Election and wish to designate the priority in which BOTH Shares covered by the Election are to be reallocated in the event that the Stock Consideration is not available in the full amount elected, please designate such priority below by BOTH Certificate(s) number (including the number of shares to which the prioritization pertains), with the BOTH Shares to be converted into the Cash Consideration in lieu of being converted into the Stock Consideration listed first:

BOTH Certificate No.	Number of Shares to which Prioritization Pertains:	Total Shares Represented by Each BOTH Certificate:

You may be deemed to have made No Election if, with respect to any BOTH Shares held by you,:

(a)	No Election is made; or

(b)	More than one Election is made; or

(c)	You fail to follow the instructions on this Form of Election; or

(d)	A completed Form of Election is not received by the Exchange Agent by 5:00 p.m., Central time, on [•], 2006 (the “Election Deadline”).

Completing and returning this Form of Election does not have the effect of casting a vote with respect to adoption of the Merger Agreement and approval of the related transactions at the special meeting of shareholders of BOTH.

3.	REQUIRED SIGNATURES—All shareholders must sign below.

X
	Signature of Shareholder	Date

X
	Signature of Shareholder (if joint account)	Date

( ) -
Daytime Phone Number, including area code		Date

PLEASE DO NOT SEND YOUR BOTH STOCK CERTIFICATES AT THIS TIME.

A SEPARATE LETTER OF TRANSMITTAL AND INSTRUCTIONS WILL BE DELIVERED TO YOU

AFTER CONSUMMATION OF THE MERGER.

INSTRUCTIONS FOR COMPLETING THE FORM OF ELECTION

Although you are not being requested to submit your stock certificate at this time, please be aware that all holders of BOTH shares must surrender their BOTH stock certificates to the Exchange Agent in order to receive the merger consideration that they are electing. DO NOT SEND YOUR BOTH STOCK CERTIFICATES AT THIS TIME. A SEPARATE LETTER OF TRANSMITTAL AND INSTRUCTIONS WILL BE DELIVERED TO YOU AFTER CONSUMMATION OF THE MERGER. Until BOTH stock certificates are received by the Exchange Agent, together with such documents as the Exchange Agent may require, and until such documents are processed for exchange by the Exchange Agent, the holder of such BOTH stock certificates will not receive Sterling Shares and/or Cash Consideration (or any dividends or other distributions payable on any such Sterling Shares). No interest will accrue on the Cash Consideration, the cash in lieu of fractional shares or such dividends. Any such dividends or other distributions will not be reinvested pursuant to any plan. If your BOTH stock certificates are lost, stolen or destroyed, please contact Deborah Tuftee at BOTH at (830) 895-2265 prior to consummation of the merger.

Box 2 of the Form of Election allows certain BOTH shareholders to elect to receive merger consideration in the form of Sterling Shares, Cash or a combination of Sterling Shares and cash. You must complete this Form of Election and submit it to the Exchange Agent prior to the Election Deadline on [•], 2006. If this Form of Election is not completed and received by the Exchange Agent in accordance with the instructions in this Form of Election before the Election Deadline, you will be deemed to have made No Election and will receive merger consideration based on the results of the allocation procedures set forth in the Merger Agreement and described in the Proxy Statement.

Your election is subject to certain terms, conditions and limitations that have been set out in the Merger Agreement and the Proxy Statement provided to you in connection with the BOTH shareholders meeting being held to consider and vote on the merger. The Merger Agreement is included as Appendix A to the Proxy Statement. Extra copies of the Proxy Statement may be requested from Sterling at (713) 466-8300.

INSTRUCTION 1. ELECTIONS, CERTIFICATES AND SHARE ALLOCATIONS. You may select ONE of the following options in Box 2: (1) Stock Election, (2) Cash Election, or (3) Mixed Election. Please read the following sections of the Proxy Statement for a discussion of these options and the allocation procedures associated with them; “The Merger—Merger Consideration,” and “The Merger—Procedure for Making Elections.” In order to make a valid election, you must complete Box 2 entitled “Election” to indicate the desired form of merger consideration. To properly complete this form, each shareholder mush also complete Box 1 entitled “About You and Your Shares” by specifying the number of each BOTH stock certificate in the column under the heading “Certificate Number”, the number of BOTH Shares represented by each BOTH stock certificate in the column under the heading “Number of Shares” beside each certificate number, and the number of options to purchase BOTH Shares beside the heading “Number of Options Outstanding”. All holders of BOTH Shares will be required to surrender their BOTH stock certificates to the Exchange Agent in order to receive the merger consideration. DO NOT SEND YOUR BOTH STOCK CERTIFICATES AT THIS TIME. A SEPARATE LETTER OF TRANSMITTAL AND INSTRUCTIONS WILL BE DELIVERED TO YOU AFTER CONSUMMATION OF THE MERGER. As described in the Proxy Statement, the aggregate merger consideration consists of $72,500,000 in cash and Sterling Shares, less any adjustment if BOTH’s equity capital is below specified levels. Because the aggregate merger consideration is fixed, all elections are subject to the allocation procedures described in the Proxy Statement if the elections as a whole result in the oversubscription of either Sterling Shares or cash.

INSTRUCTION 2. ELECTION DEADLINE. The Election Deadline is 5:00 p.m. Central Time on [•], 2006. To make a valid Cash Election, Stock Election or Mixed Election, you must deliver this Form of Election, properly completed, to the Exchange Agent at the address shown on the front of the Form of Election no later than 5:00 p.m. Central Time on [•], 2006. The Exchange Agent will have reasonable discretion to determine whether any Form of Election is received on a timely basis and whether a Form of Election has been properly completed. Any such determinations are conclusive and binding.

INSTRUCTION 3. REVOCATION OR CHANGE OF FORM OF ELECTION. Any Form of Election may be revoked or changed by written notice to the Exchange Agent from the person submitting such Form of Election, but to be effective such notice must be received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent will have reasonable discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

INSTRUCTION 4. SIGNATURES ON FORM OF ELECTION.

(a)	All signatures must correspond exactly with the name written on the face of the BOTH stock certificates without alteration, variation or any change whatsoever.

(b)	If this Form of Election is signed by a person(s) other than the record holder(s) of the BOTH stock certificates delivered (other than as set forth in paragraph (c) below), such certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the record holder(s) appears on such certificate.

(c)	If this Form of Election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity and such person is not the record holder of the BOTH stock certificates, he or she must indicate the capacity when signing and must submit proper evidence of his or her authority to act.

INSTRUCTION 5. DELIVERY OF FORM OF ELECTION. This Form of Election properly completed and duly executed, should be delivered to the Exchange Agent at the address set forth on the front of the Form of Election. Insert in the box at the top of the Form of Election the certificate number(s) of the BOTH common stock certificate(s) which you own and the number of shares represented by each certificate. If the space provided is insufficient, attach a separate sheet listing this information.

INSTRUCTION 6. HOLDERS WHO ARE NOMINEES, TRUSTEES OR OTHER REPRESENTATIVES. Each holder of record of BOTH Shares is entitled to make an election covering all BOTH Shares actually held of record by such holder. Nominee record holders, which include brokers, trustees or any other person that holds BOTH Shares in any capacity whatsoever on behalf of more than one person or entity, are entitled to make an election for such nominee record holders as well as an election on behalf of each beneficial owner of BOTH Shares held through such nominee record holders, but such elections must be made on one Form of Election. Beneficial owners who are not record holders are not entitled to submit Forms of Election. Persons submitting a Form of Election on behalf of a registered shareholder as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or acting in another fiduciary or representative capacity should refer to Instruction 4 above.

INSTRUCTION 7. MISCELLANEOUS. Neither Sterling or BOTH, nor the Exchange Agent is under any duty to give notification of defects in any Form of Election. Sterling, BOTH and the Exchange Agent shall not incur any liability for failure to give such notification, and each of Sterling, BOTH and the Exchange Agent has the absolute right to reject any and all Forms of Election not in proper form or to waive any irregularities in any Form of Election.

INSTRUCTION 8. INFORMATION AND ADDITIONAL COPIES. Additional copies of this Form of Election may be obtained by telephoning American Stock Transfer & Trust Company at (877) 248-6417. All inquiries with respect to the completion of the Form of Election should be made directly to the Exchange Agent at (877) 248-6417.